MERRILL LYNCH MUNICIPAL BOND FUND, INC.

INSURED PORTFOLIO

SERIES NO. 2

FILE # 811-2688

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
04/11/2003	Puerto Rico Highway & Trans. Authority - 5.25% 7/17-7/21	1,673,595,000	10,000,000	Salomon Smith
05/01/2003	Dallas & FortWorth Texas Intern'l Airport 5.5% 11/1/33	1,457,700,000	30,000,000	JP Morgan
06/12/2003	Tobacco Settlement Fin. Corp NY 5.25% 6/1/2021	2,093,205,000	7,000,000	Citigroup
06/12/2003	Tobacco Settlement Fin. Corp NY 5.25% 6/1/2022	2,093,205,000	9,330,000	Citigroup